[DOMINION LOGO]

DOMINION ANNOUNCES SECOND-QUARTER EARNINGS

Conference call scheduled for 10 a.m. EDT today

RICHMOND, Va., July 17, 2003 - Dominion (NYSE: D) announced today consolidated operating earnings for the second quarter ended June 30, 2003, of $265 million (84 cents per share), compared to operating earnings of $272 million (97 cents per share) for the same period in 2002.

Second-quarter earnings prepared in accordance with Generally Accepted Accounting Principles (GAAP), or reported earnings, were $240 million (76 cents per share) compared to $272 million (97 cents per share) last year.

Second quarter 2003 operating earnings exclude the after-tax impact of a $25 million (8 cents per share) impairment of certain assets held for sale. Second quarter 2002 reported earnings equaled operating earnings.

Dominion utilizes operating earnings as the primary performance measurement for external communications with analysts and investors. Dominion also uses operating earnings internally for budgeting, reporting to the Board of Directors and for the company's profit sharing plan. Dominion management believes that the company's operating earnings figure provides a more meaningful representation of the company's fundamental earnings power.

Thos. E. Capps, chairman, president and chief executive officer, said:

"Second quarter results were strong, despite significantly milder than normal weather conditions, which reduced earnings 8 cents per share compared to normal and 15 cents per share compared to last year. Year-to-date, operating earnings per share of $2.35 are 9 percent ahead of last year and cash flow from operations has increased to about $1.5 billion compared to $832 million during the same period last year. We are reaffirming operating earnings guidance of $4.60 to $4.80 per share in 2003 and 5-percent to 7-percent average annual growth after 2003."

Year-to-date reported earnings per share of $2.39 are 11 percent ahead of 2002.

In reaffirming operating earnings guidance of $4.60 to $4.80 per share, Dominion management is aware of potential differences going forward between 2003 reported and operating earnings due to changes resulting from the implementation of recently issued accounting standards. At this time Dominion management is still reviewing the effect of these recently issued accounting standards and has not fully determined the impact on its financial statements. Therefore, Dominion is not able at this time to provide a corresponding GAAP equivalent for 2003 earnings guidance figures.

In other second-quarter highlights Dominion:

  Served an additional 40,000 franchise gas and electric utility customers compared to the same period last year, transporting and delivering nearly 17 million megawatt-hours of electricity and more than 58 billion cubic feet of natural gas to the company's 3.9 million franchise customers during the quarter;
  Completed replacement of nuclear reactor vessel heads for North Anna Unit One in April in 54 days and for Surry Unit One in June in 58 days; and
  Added 300 billion cubic feet equivalent to proved gas and oil reserves, a quarterly replacement ratio of 265 percent, bringing total proved reserves to nearly 6.3 trillion cubic feet equivalent.

Second-quarter operating earnings breakdown by segment

2002 segment results have been restated for comparison purposes to reflect the transfer of the electric transmission operations from Dominion Delivery to Dominion Energy.

Dominion Energy earned $176 million (56 cents per share) in the second quarter compared to $189 million (67 cents per share) in the second quarter of 2002. The change resulted primarily from milder weather in the electric franchise area, a change in the allocation of electric franchise base revenues, the effect of corporate hedges on natural gas production and other factors including share dilution, partially offset by Millstone's contribution and customer growth.

Dominion Delivery earned $52 million (17 cents per share) in the second quarter compared to $55 million (19 cents per share) for the second quarter 2002. The change is primarily attributable to milder weather in the electric and gas franchise areas partially offset by customer growth, a change in the allocation of electric franchise base revenues and other factors including share dilution.

Dominion Exploration & Production (E&P) earned $95 million (30 cents per share) in the second quarter compared to $92 million (33 cents per share) in the second quarter of 2002. The benefit of higher average realized prices was offset by higher expenses, the expiration of Section 29 production tax credits and share dilution.

Corporate segment impact on second quarter 2003 operating earnings, including Dominion Capital, was negative $58 million (19 cents per share) compared to negative $64 million (22 cents per share) in the second quarter of 2002. The change is attributable to lower expenses and share dilution partially offset by reduced earnings of Dominion Capital. The corporate segment's second quarter 2003 earnings impact under GAAP was negative $83 million (27 cents per share). Corporate segment operating earnings exclude the $25 million after-tax impact (8 cents per share) of an impairment of certain assets held for sale. Reported earnings were the same as operating earnings in the second quarter 2002.

Commenting on assets held for sale, Capps said: "We are now entering the final phase of divesting two relatively small energy investments acquired through the Consolidated Natural Gas merger in 2000 that do not fit Dominion's MAIN-to-Maine strategy. The divestitures are expected to raise a modest amount of cash over the next year, which will be used for general corporate purposes."

Conference call for investors / media

Dominion will host a conference call for investors today at 10 a.m. EDT to discuss second-quarter earnings in detail. Members of the media are also invited to listen.

Domestic investors who wish to participate in the conference call should dial

877-241-5946. International investors should call 706-643-0540. Participants should dial in 5 to 10 minutes prior to the scheduled start time.

A live web cast of the conference call will be available on the company's investor information page at www.dom.com/investors. Additionally, a reconciliation of measures prepared in accordance with GAAP versus non-GAAP measures can be found on the company's investor information page under "GAAP Reconciliation".

A replay of the conference call will be available from approximately 11 a.m. EDT July 17 through 11 p.m. EDT July 24. Domestic investors may access the recording by dialing 800-642-1687. International callers should dial 706-645-9291 to access the recording. The conference ID for the replay is 1550379. A replay of the conference call also will be available on the company's investor information page by the end of the day July 17.

Dominion is one of the nation's largest producers of energy, with an energy portfolio of about 24,000 megawatts of generation, 6.3 trillion cubic feet equivalent of proved natural gas reserves and 7,900 miles of natural gas transmission pipeline. Dominion also operates the nation's largest underground natural gas storage system with more than 960 billion cubic feet of storage capacity and serves 5 million retail energy customers in nine states. In addition, Dominion owns a managing equity interest in Dominion Fiber Ventures LLC, owner of Dominion Telecom. For more information about Dominion, visit the company's web site at www.dom.com.

This release contains forward-looking statements including our expectations for 2003 earnings and for future annual growth rates that are subject to various risks and uncertainties. Discussion of factors that could cause actual results to differ materially from management's projections, forecasts, estimates and expectations may include factors that are beyond the company's ability to control or estimate precisely, such as estimates of future market conditions, estimates of proved and unproved reserves and the behavior of other market participants. Other factors include, but are not limited to, weather conditions, economic conditions in the company's service area, fluctuations in energy-related commodity prices, changes to rating agency requirements and ratings, changing financial accounting standards, trading counterparty credit risks, risks related to energy trading and marketing, risks associated with successfully executing the telecommunications business plan and other uncertainties. Other risk factors are detailed from time to time in the company's Securities & Exchange Commission filings.

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Media Contacts:	Mark Lazenby	(804) 819-2042
	Hunter Applewhite	(804) 819-2043

Analyst Contacts:	Tom Wohlfarth	(804) 819-2150
	Joe O'Hare	(804) 819-2156

Dominion Resources, Inc.
Preliminary Earnings Report - Operating Segments
June 2003

(millions, except earnings per share)

	2nd Quarter Ended June 30			6 Months Ended June 30
	2003	2002		2003	2002

Operating Revenues & Income	$2,604	$2,332		$6,189	$4,966

Earnings:
Dominion Energy	$ 176	$ 189	(2)	$ 451	$ 344(2)
Dominion Delivery	52	55	(2)	211	187(2)
Dominion Exploration & Production	95	92		201	180
Corporate, Dominion Capital & Other	(58)	(64)		(127)	(118)
OPERATING EARNINGS (Excluding Specific Items)	$ 265	$ 272		$ 736	$ 593
Specific items (1)	(25)	-		12	-
REPORTED NET INCOME	$ 240	$ 272		$ 748	$ 593

Common Shares Outstanding (average, diluted)	315.9	279.9		312.8	274.3

Earnings Per Share (EPS):
Dominion Energy	$0.56	$0.67	(2)	$1.44	$1.25 (2)
Dominion Delivery	0.17	0.19	(2)	0.67	0.68 (2)
Dominion Exploration & Production	0.30	0.33		0.64	0.66
Corporate, Dominion Capital & Other	(0.19)	(0.22)		(0.40)	(0.43)
OPERATING EPS (Excluding Specific Items)	$0.84	$0.97		$2.35	$2.16
Specific items (1)	(0.08)	-		0.04	-
REPORTED EPS	$0.76	$0.97		$2.39	$2.16

(1) Detail of specific items excluded from operating earnings

Pre-tax
Accounting change - Asset Retirement Obligations				$ 293
Accounting change - Energy Trading and Risk Mgmt Activities				$(110)
Dominion Fiber Ventures - consent and tender of DFV notes				$ (57)
Dominion Fiber Ventures - impairment and equity earnings				$ (44)
Severance costs				$ (29)
Impairment of assets held for sale	$ (40)			$ (40)

After-tax
Accounting change - Asset Retirement Obligations				$ 180
Accounting change - Energy Trading and Risk Mgmt Activities				$ (67)
Dominion Fiber Ventures - consent and tender of DFV notes				$ (35)
Dominion Fiber Ventures - impairment and equity earnings				$ (24)
Severance costs				$ (17)
Impairment of assets held for sale	$ (25)			$ (25)

EPS impact
Accounting change - Asset Retirement Obligations				$ 0.58
Accounting change - Energy Trading and Risk Mgmt Activities				$(0.22)
Dominion Fiber Ventures - consent and tender of DFV notes				$(0.11)
Dominion Fiber Ventures - impairment and equity earnings				$(0.07)
Severance costs				$(0.06)
Impairment of assets held for sale	$ (0.08)			$(0.08)

(2) Amounts restated for transfer of Dominion's electric transmission operations from Dominion Delivery to Dominion Energy effective January 1, 2003.

Dominion Preliminary 2nd Quarter Variance Reconciliation (unaudited)

Reconciling Items	2003 vs. 2002 Reported Earnings Quarter-vs.-Quarter Variance (cents per share)	2003 vs. 2002 Operating Earnings Quarter-vs.-Quarter Variance (cents per share)

Dominion Total (76 cents per share 2Q'03 vs. 97 cents per share 2Q'02 reported) (84 cents per share 2Q'03 vs. 97 cents per share 2Q'02 operating)	(21)	(13)

Dominion Energy (56 cents per share 2Q'03 vs. 67 cents per share 2Q'02)
Customer growth	3	3
Weather	(10)	(10)
Allocation of Virginia Power base revenue	(4)	(4)
Corporate hedges	(2)	(2)
Millstone	3	3
Other including share dilution	(1)	(1)
Dominion Energy Total	(11)	(11)

Dominion Delivery (17 cents per share 2Q'03 vs. 19 cents per share 2Q'02)
Customer growth	1	1
Weather - electric	(4)	(4)
Weather - gas	(1)	(1)
Allocation of Virginia Power base revenue	4	4
Other including share dilution	(2)	(2)
Dominion Delivery Total	(2)	(2)

Dominion E&P (30 cents per share 2Q'03 vs. 33 cents per share 2Q'02)
Average realized prices	15	15
Production	(1)	(1)
DD&A Rate	(3)	(3)
O&M expense	(4)	(4)
Production tax credits (Section 29)	(3)	(3)
Other income	(3)	(3)
Share dilution	(4)	(4)
Dominion E&P Total	(3)	(3)

Corporate, Dominion Capital & Other (-27 cents per share 2Q'03 vs. -22 cents per share 2Q'02 reported) (-19 cents per share 2Q'03 vs. -22 cents per share 2Q'02 operating)
Dominion Capital	(2)	(2)
Expenses and share dilution	5	5
Impairment of assets held for sale	(8)
Corporate, Dominion Capital & Other Total	(5)	3